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                                                                   EXHIBIT 11.01

                               EDIFY CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                         ---------------------
                                                                          1996          1995
                                                                         -------       -------
Net loss...............................................................  $  (755)      $  (104)
                                                                         =======       =======
Computations of weighted average common and dilutive common equivalent shares outstanding:
  Weighted average common shares outstanding(1)........................   14,570        11,302
  Shares relating to SAB No. 64 and 83.................................      463         1,852
                                                                         -------       -------
Shares used in computing net loss per share amounts....................   15,033        13,154
                                                                         =======       =======
Net loss per share.....................................................  $ (0.05)      $ (0.01)
                                                                         =======       =======

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(1) Includes convertible preferred stock (if converted method).